PROFESSIONAL SERVICES CONTRACT

1.	PARTIES:

This contract for Services is made effective as of May 12, 2015, by and between See Tour Vacation Service Inc. (See Tour) of 999 Corporate Drive Suite 100, Ladera Ranch CA 92694 and Interlink Plus, Inc. (“Interlink Plus”) of 4950 S. Rainbow Blvd, Suite 150 # 326, Las Vegas, NV 89118.

2.	DESCRIPTION OF SERVICES:

Beginning on May 13, 2015, Interlink Plus will provide to See Tour the following services (collectively, the “Services”):

(a)	Assist with hotel room price quotation and negotiation
(b)	Hotel contact reviewing and submitting

(c) Communication with hosting hotel to insure the accuracy of reservation

3.	PAYMENT:
(a)	Payment for services.

See Tour shall pay for services performed in accordance with this contract at per room rate of $5 (Five Dollars). The room amount shall be based on the actual number of rooms used per group per hotel, irregardless of number of nights stayed.

(b)	Invoices.

All invoices for services will be submitted on a monthly basis. See Tour generally will process and pay bills within Ten (10) days from receipt.

(c)	Payment will be made from See Tour Vacation Service Inc.

4.	Term.

This Contract may be terminated by either party upon 30 days written notice to the other party. An email notice by one party will suffice.

5.	CONFIDENTIALITY:

(a)    Confidential Nature of Information. Interlink Plus shall treat all information obtained from the See Tour in the performance of this contract as confidential and proprietary to the See Tour. Contractor shall treat all records and work product prepared or maintained by Interlink Plus in the performance of this contract as confidential.

(b)    Limitation on use and disclosure. Interlink Plus agrees that it will not use any information obtained as a consequence of the performance of work for any purpose other than fulfillment of Interlink Plus’ description of work. Interlink Plus will not disclose any information prepared for the See Tour, or obtained from the See Tour or obtained as a consequence of the performance of work to any person other than the See Tour, or its own employees, agents or subcontractors who have a need for the information for the performance of work under this contract unless such disclosure is specifically authorized in writing by the See Tour.

6.	Warranty

Interlink Plus shall provide its services and meet its obligations under this Contract in a timely and workmanlike manner, using knowledge and recommendations for performing the services which meet generally acceptable standards in Interlink Plus’ community and region, and will provide a standard of care equal to, or superior to, care used by service providers similar to Interlink Plus on similar projects.

7.	REMEDIES

In addition to any and all other rights a party may have available according to law, if a party defaults by failing to substantially perform any provision, term or condition of this Contract (including without limitation the failure to make a monetary payment when due), the other party may terminate the Contract by providing written notice to the defaulting party. This notice shall describe with sufficient detail the nature of the default. The party receiving such notice shall have 30 days from the effective date of such notice to cure the default(s). Unless waived by a party providing notice, the failure to cure the default(s) within such time period shall result in the automatic termination of this Contract.

8.	ENTIRE AGREEMENT

This Contract contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written concerning the subject matter of this Contract. This Contract supersedes any prior written or oral agreements between the parties.

9.	SEVERABILITY

If any provision of this Contract will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Contract is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

10.	AMENDMENT

This Contract may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

11.	GOVERNING LAW

This Contract shall be construed in accordance with the laws of the State of Nevada.

12.	NOTICE

Any notice or communication required or permitted under this Contract shall be sufficiently given if delivered in person or by certified mail, return receipt requested, to the address set forth in the opening paragraph or to such other address as one party may have furnished to the other in writing.

13.	ASSIGNMENT

Neither party may assign or transfer this Contract without the prior written consent of the non- assigning party, which approval shall not be unreasonably withheld.

14.	WAIVER OF CONTRACTUAL RIGHT
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The failure either party to enforce any provision of this Contract shall not be construed as a wavier or limitation of that party 's right to subsequently enforce and compel strict compliance with every provision of this Contact.

15. ATTORNEY’S FEES TO PREVAILING PARTY

In any action arising hereunder or any separate action pertaining to the validity of this Agreement, the prevailing party shall be awarded reasonable attorney 's fees and costs, both in the trial court and on appeal.

16. SIGNATURE

The individuals executing this contract represent and warrant that they have the legal capacity and authority to do so on behalf of their respective legal entities.

IN WITNESS WHEREOF, the parties have executed this contract on the following date. DATED: May 12, 2015

Service Recipient:

See Tour Vacation Service Inc.

By: /s/ Qing Di

Qing Di

Title: Manager

Service Provider:

Interlink Plus, Inc.

By: Zixiao Chen

Title: President

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